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GENERAL RELEASE AND CONFIDENTIALITY AGREEMENT

WHEREAS, Eric Gombrich ("Gombrich") was employed by Molecular Diagnostics, Inc. ("MDI"), as its Senior Vice President of Business Development; and

WHEREAS, certain disputes have arisen concerning that employment, Gombrich's wages, and events allegedly occurring during it; and

WHEREAS, Gombrich has filed a complaint styled *Eric Gombrich v. Molecular Diagnostics, Inc., Denis O'Donnell, Peter Gombrich, Dennis Bergquist, and Mike Brodeur*, No. 04 L 05661, ("Lawsuit") in the Circuit Court of Cook County, Cook County Illinois; and

WHEREAS, Defendants Denis O'Donnell, Peter Gombrich, Dennis Bergquist, and Mike Brodeur (collectively, "Individual Defendants") have not been served with service of process and, accordingly are not parties to the Lawsuit; and

WHEREAS, Gombrich has reviewed this General Release and Confidentiality Agreement ("Release"), has had the opportunity to consult with his legal counsel, Elisabeth Shoenberger, Esq., about it, and fully understands its effect and conseqnences; and

WHEREAS, Gombrich and MDI (jointly, the "Parties") each desire to fully and finally resolve all disputes between them;

NOW THEREFORE, for good and valuable consideration, the adequacy of which is stipulated by the parties, it is hereby agreed:

1. Gombrich represents and warrants that he has not filed any other claim, complaint, charge or suit against MDI with any federal, state or other agency, court, board, office or other forum or entity that is still pending and that he will not, at any time hereafter, lodge, initiate or press any charges, suits, complaints, grievances or claims with any public or private, governmental, business, trade, professional, institutional, accrediting, evaluative, regulatory or adjudicative association, agency, group, organization, court, tribunal or other body howsoever constituted or

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organized, whether Federal, State, local or private, in any jurisdiction, against MDI and any of its predecessors, successors, subsidiaries, affiliates or assigns, or any agents and employees of any of them relating to his employment with MDI or any events, incidents, claims, causes of action, known or unknown, which has been or could have been asserted, arising during the same or in connection with termination of that employment, and that if any agency, court, board, office, forum or entity assumes jurisdiction of any grievance, complaint, charge or suit against MDI on behalf of or at the behest of Gombrich, he will request such entity to withdraw from the matter; nor shall he seek re-employment with MDI, its affiliates, successors, or assigns in the future. This paragraph expressly includes any claims Gombrich could have lodged with in any forum in the sovereign nation of Canada.

2. Gombrich agrees to immediately dismiss the Lawsuit, without prejudice for a period of one hundred five (105) days from the date of execution of this Release and thereafter with prejudice, as well as any other pending claim of any type, specifically including but not limited to the Lawsuit, any Illinois wage claims, complaints, grievances or claims with any public or private, governmental business, trade, professional, institutional, accrediting, evaluative, regulatory or adjudicative association, agency, group, organization, court, tribunal or other body howsoever constituted or organized, whether United States Federal, United States State, Canadian Federal, Canadian state, province, or territory, local or private, in any jurisdiction in the United States or Canada, against MDI and any of its predecessors, successors, subsidiaries, affiliates or assigns, or any agents and employees of any of them relating to his employment at MDI or any events, incidents, claims, causes of action arising during the same or in connection with termination of that employment.

3. As consideration for Gombrich's agreement to forego pursuing his Lawsuit and any charges, claims, suits, complaints or actions arising on or before the execution date hereof, no later

than ten business days after Gombrich complies with his duties as outlined in paragraph 2, above, MDI will cause to be delivered to him and to his counsel checks in the following sums and with the following deductions:

A. A check made jointly payable to and delivered to Gombrich and his counsel, Elisabeth Shoenberger, Esq. (SSN 368-84-6677) only, in the sum of thirty nine thousand dollars ($39,000.00) as to which a Federal Form 1099 will issue and from which no sums will be withheld;

B. Fifty days after execution of this Release, a check made jointly payable to and delivered to Gombrich and his counsel, Elisabeth Shoenberger, Esq. (SSN 368-84-6677) only, in the sum of thirty eight thousand five hundred dollars ($38,500.00) as to which a Federal Form 1099 will issue and from which no sums will be withheld; and

C. One Hundred days after execution of this Release, a check made jointly payable to and delivered to Gombrich and his counsel, Elisabeth Shoenberger, Esq. (SSN 368-84-6677) only, in the sum of thirty eight thousand five hundred dollars ($38,500.00) as to which a Federal Form 1099 will issue and from which no sums will be withheld.

4. The sums to be paid as recited above constitute the entire monetary consideration for this Release. The Parties hereto understand and agree that the checks described in subparagraphs 3 A., B. and C., above, are allocable to and paid in consideration for the release of Gombrich's claims, particularly for his unreimbursed expenses claims, liability for his attorney's fees, and release of all of Gombrich's other claims, whether asserted or unasserted, including claims for front pay; and his other agreements as are further more specifically described in this Release.

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5. As further consideration for Gombrich's agreement to forego pursuing his Lawsuit and any charges, claims, suits, complaints or actions, arising out of action before the date hereof, in the future, no later than ninety business days after Gombrich executes this Release, MDI will cause warrants for three hundred thousand shares (300,000) of MDI stock with a strike price of ten cents ($0.10) per share to be issued to Gombrich. Such warrants will enjoy the same rights and limits as other warrants regularly issued by MDI to its employees. The warrants will have no registration rights absent further written agreement by MDI. The warrants will have an exercise expiration date and time of 3:00 p.m., EDT on July 31, 2009.

6. Gombrich and MDI understand and agree that Gombrich bears the sole responsibility and obligation for determining and for paying any and all income and other taxes due on any and all sums to be received by Gombrich hereunder. Accordingly, Gombrich and MDI understand and agree that Gombrich shall indemnify and hold MDI harmless from any claims made or asserted against it by any taxing body, government or agency of government for or on account of any unpaid tax, assessment, penalty or fine or part thereof due and payable from, or alleged to have been due and payable from Gombrich on the sums paid under this Release. Gombrich expressly agrees that this indemnification includes all attorneys' and accountants' fees accrued by MDI as a result of any claims made or asserted against it by any taxing body, government or agency of government for or on account of any unpaid tax, assessment, penalty, fine, or part thereof due and payable from, or alleged to have been due and payable from or on behalf of Gombrich.

7. The sums paid as recited above by MDI and the other undertakings and consideration by MDI stated herein are not acknowledgments, concessions or admissions by MDI of liability to Gombrich for any of the allegations lodged by him against it, all of which MDI has expressly and categorically denied and continues to expressly and categorically deny. The said consideration provided by MDI for this release is given to comprehensively settle disputed claims and MDI does

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hereby renew and repeat its complete and categorical denial of any wrongful, tortious, unlawful or discriminatory act with respect to the employment of Gombrich, whether heretofore alleged by him or as yet unasserted. The said consideration provided by MDI to Gombrich does not render Gombrich a prevailing party in this matter for any purpose, including for purposes of entitlement of any party to legal fees.

8. In further consideration for the undertakings by MDI for himself, his heirs, representatives, legatees, devisee and assigns, Gombrich does hereby release and covenant not to sue MDI or its present or former officers, investors, employees, agents, its predecessors, successors, subsidiaries, affiliates, or assigns and all affiliated, subsidiary, parent or related companies, divisions and business entities, and all employees, agents, officers, board members, or servants of any of them ("Releasees"), from any and all claims of any type or kind whatsoever arising out of Gombrich's employment or any events, circumstances or incidents occurring or allegedly occurring during that employment or in connection with the cessation thereof, as heretofore claimed by Gombrich or otherwise, through the date of this Release, specifically including but not limited to any and all wage claims, claims of wrongful termination, breaches of employment contract, retaliatory discharge and/or demotion, unlawful retaliation of any kind, assault, battery, defamation, discrimination or harassment on any basis, including but not limited to disability, race, gender and/or age, under the *Americans with Disabilities Act*, 42 U.S.C. §12101, *et seq.*, Title VII of the *Civil Rights Act* of 1964, as amended, 42 U.S.C. 2000(e), *et seq.*, *The Age Discrimination in Employment Act*, as amended by the *Older Worker's Benefit Protection Act*, 29 U.S.C. §621 *et seq.*, *The Family and Medical Leave Act of 1993*, as amended, 29 U.S.C. §2601, et seq., *The Illinois Human Rights Act*, 775 ILCS 5/1-101 *et seq.*, the *Employee Retirement Income Security Act* (29 U.S.C. §1001), the Equal Pay Act (29 U.S.C. §201), the *Fair Labor Standards Act* (29 U.S.C. §201), the *Occupational Safety and Health Act* (29 U.S.C. §651), the *Illinois Wage Payment and*

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Collection Act, 820 ILCS 115/1, *et seq.*, and the common law or other laws, statutes, ordinances or regulations of the United States, Canada, the State of Illinois or any other state, territory, province, county, city, town village or municipality within either the United States or Canada. Gombrich represents that he understands that by signing this Release, he is releasing MDI and all Releasees, and all of their respective officers, investors, employees, agents, predecessors, successors, subsidiaries, affiliates, and assigns from any and all claims he may have against each and any of them, and any combination of two or more of them, to the date hereof. With respect to his waiver of all claims, Gombrich acknowledges that he is advised to consult with an attorney prior to executing this Release.

9. In further consideration for the undertakings by Gombrich for himself, his heirs, representatives, legatees, devisee and assigns, MDI does hereby release and covenant not to sue Gombrich from any and all claims of any type or kind whatsoever arising out of his employment by MDI or any events, circumstances or incidents occurring or allegedly occurring during that employment or in connection with the cessation thereof, as heretofore claimed by Gombrich or otherwise, through the date of his voluntary separation from MDI's employ, specifically including but not limited to any breaches of employment contract, assault, battery, defamation, and the common law or other laws, statutes, ordinances or regulations of the United States, Canada, the State of Illinois or any other state, territory, province, county, city, town village or municipality within either the United States or Canada. MDI represents that it understands that by signing this Release, it is releasing Gombrich from any and all claims it may have against him, through the date of his voluntary separation from MDI's employ. MDI consulted with its counsel prior to executing this Release.

10. In further consideration for the undertakings outlined above, the Parties agree, Gombrich on behalf of himself and his heirs, representatives, legatees, devisees and assigns, and

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MDI on its own behalf, to keep confidential, and to not disclose to any third parties whatsoever (hereinafter "Third Parties"), other than to counsel and tax preparer or accountant, either by direct communications or by participation in or cooperation with any printed or electronic media of any type or kind whatsoever, the allegations against MDI or the fact or particular terms of the settlement of such allegations and of this Release except to say that the matter has been amicably resolved and nothing more. Gombrich and MDI agree that they intend for this confidentiality agreement to extend and apply as broadly as is permissible by law and that therefore Third Parties shall include United States Federal, Canadian Federal, Canadian provincial or territory, United States State, Local and Municipal law enforcement officials, police, governmental investigators, prosecuting authorities, courts and grand juries, excepting only where communications otherwise prohibited hereby are required and compelled by a lawful subpoena issued by a court of competent jurisdiction or an agency with legal authority and under color of law. In the case of any such subpoena to Gombrich, the Parties hereby agree that Gombrich shall, as soon as practicable upon learning of it and in any event before providing compliance with it, provide to MDI c/o Edward G. Renner, Muriel Renner LLC, 566 West Lake Street, Suite 200, Chicago, Illinois, 60661, telephone number (312) 602-1060, facsimile number (312) 602-1066, a copy of such subpoena and written notice of its issuance to him. Gombrich agrees that any breach or violation by him of the foregoing confidentiality terms and conditions shall be deemed a material breach of his settlement agreement and this Release with MDI for purposes of Paragraph 11 below.

11. Gombrich will not commence or pursue any legal action or administrative proceeding whatsoever against MDI, its affiliates, or the Releasees based upon a claim that has been released and discharged by Paragraphs 1, 2, 8 or 9. MDI will not commence or pursue any legal action or administrative proceeding whatsoever against Gombrich based upon a claim that has been released and discharged by Paragraph 10. Gombrich further waives any right to receive damages as

a result of any employment-related proceeding brought against MDI on his behalf. It is agreed by Gombrich and MDI that this Release is, and shall operate as, a complete bar to any suit, sanction, charge, or other cause, whether administrative or judicial, and may be pled as such, instituted anywhere within the United States of America or Canada. Further, it is agreed that in the event of a breach of this Release by Gombrich, including but not limited to a breach of the confidentiality requirements stated in paragraph 10, above, the prevailing party shall be liable for liquidated damages consisting of the sum of Ten Thousand Dollars ($10,000.00). The prevailing party in litigation to enforce the terms and provisions of this Release shall be entitled to reasonable litigation costs and expenses and attorney's fees incurred in any subsequently-filed action at law, in chancery or before any administrative agency or tribunal to enforce the terms of this Release. MDI and Gombrich agree that the damages that would be sustained by MDI or any aggrieved Releasee in the event of such a breach by Gombrich would be real and substantial but difficult to ascertain and to quantify with specificity.

12. The confidentiality provisions of this Release shall not, however, apply to prevent Gombrich from advising his spouse, attorney, tax return preparers, and/or state, local, or federal taxing authorities of the settlement of his claims and the consideration received therefor. To the extent that Gombrich discloses such information to said persons, he shall advise these persons of the confidentiality provisions of this Release. Further, the confidentiality provisions of this Release shall not apply to any statement by any party that this matter was "amicably settled."

13. With respect to requests for employment references, MDI acknowledges that its current policy is to provide the dates of employment and last position held and to confirm salary, if provided.

14. The parties to this Release hereby consent to the jurisdiction of any state or federal court located within the County of Cook, State of Illinois in the United States of America and

irrevocably agree that all actions or proceedings arising out of or relating to this Release shall be litigated in such courts. The parties hereto each accept, generally and unconditionally, the exclusive jurisdiction and venue of the aforesaid courts and waive any defense based on lack of personal jurisdiction or under the doctrine of *forum non conveniens*, and irrevocably agree to be bound by any non-appealable judgment rendered thereby in connection with this Release. The parties further agree that the laws of the State of Illinois shall govern this Release and all issues and questions concerning its construction, validity, enforcement and interpretation, without giving effect to any choice of law or conflict of law, rules or provisions that would result in the application of the laws of any jurisdiction other than the State of Illinois.

15. This Release contains the entire agreement between the parties and supersedes any and all prior agreements between Gombrich and MDI to the extent any prior agreement exists and is inconsistent with this Release.

16. In the event any portion of this Release is deemed to be invalid or unenforceable, that portion will be deemed to be omitted and the remainder of this Release will remain in full force and effect.

17. This Release shall inure to the benefit of and may be enforced by or against the parties to this Release as well as Gombrich's heirs, executors, administrators, legatees, or any other successor in interest, and MDI's successors and any assignee or transferee of or successor to all or substantially all of the business or assets of MDI. This Release may not be amended, in whole or in part, except in writing signed by a duly authorized agent of MDI.

18. The effective (*i.e.*, execution) date of this Release shall be the first business day following its signature by Gombrich. MDI's obligation to tender the monetary consideration referenced herein does not begin until the execution of this Release by Gombrich and its obligation to pay shall arise only after Gombrich has dismissed the Lawsuit as herein agreed. MDI shall

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tender the monetary consideration referenced in paragraph 3 hereof as outlined in that paragraph and shall tender the MDI stock warrants, referenced in paragraph 5 hereof, as outlined in those paragraphs.

19. The terms of this Release are contractual, not a mere recital, and may be enforced in court. The waiver by either party of a breach or violation of any provision of this Release shall not be construed as a waiver of any other provision or of any subsequent breach or violation of the Release. The provisions of this Release are severable and independent, and the invalidity, illegality or unenforceability of any provision herein shall not affect the validity, legality or enforceability of the remaining provisions of this Release. This Release is deemed to have been drafted jointly by the parties. Any uncertainty or ambiguity shall not be construed for or against any other party based on attribution of drafting to any party.

20. This Release may be executed in counterparts or with facsimile signatures, all of which shall constitute an original.

[signature]	MOLECULAR DIAGNOSTICS, INC.
Eric Gombrich	By:________________
	Title:________________
Dated: Jan 4, 2005	Dated:________________
[signature]	
Elisabeth Shoenberger, Esq.	
Counsel for Eric Gombrich	